Exhibit 99

RESTAURANT BRANDS INTERNATIONAL ANNOUNCES EXCITING LEADERSHIP CHANGES, PRE-RELEASES FOURTH QUARTER AND FULL YEAR COMPARABLE SALES AND NET RESTAURANT GROWTH, ANNOUNCES DIVIDEND INCREASE AND FIRST INVESTOR DAY CONFERENCE

Summary:

•	Daniel Schwartz promoted to Executive Chairman of RBI and Co-Chairman of RBI’s Board of Directors after serving as CFO and CEO over the past 8 years

•	Jose Cil promoted to Chief Executive Officer (CEO) of RBI, following 18 years with Burger King

•	Josh Kobza promoted to Chief Operating Officer (COO) of RBI to oversee the global development, technology and operational teams responsible for supporting the growth of RBI’s brands

•	RBI pre-releases fourth quarter comparable sales: 2.2% Canada and 1.9% global at Tim Hortons; 0.8% U.S. and 1.7% global at Burger King; and (0.1%) U.S. and 0.1% global at Popeyes

•	RBI pre-releases fourth quarter net restaurant growth: 2.1% at Tim Hortons; 6.1% at Burger King; and 7.3% at Popeyes

•	Board approves Q1 2019 dividend increase to $0.50; targeting a 2019 dividend of $2.00 vs. $1.80 in 2018

•	RBI to hold its first Investor Day Conference in New York City in May 2019 to provide more detail on its plans for long-term growth and value creation

•	RBI will host an investor conference call and webcast at 8:30 a.m. Eastern Time today - Wednesday, January 23, 2019

TORONTO, ON – January 23, 2019 – Restaurant Brands International Inc. (“RBI” or the “Company”) (TSX/NYSE:QSR, TSX:QSP) today announced three leadership promotions that strengthen the Company’s focus on accelerating its global growth. In addition, the Company pre-released comparable sales and net restaurant growth results, demonstrating the continued growth and performance in these key operational metrics.

Reflecting its confidence in the long-term outlook for the Company, the RBI Board of Directors has declared a dividend increase to $0.50 per common share and partnership exchangeable unit for the first quarter of 2019 and the Company also announced it is targeting $2.00 in dividends per common share and partnership exchangeable unit in 2019, compared to $1.80 in 2018. The dividend will be payable on April 3, 2019 to shareholders and unitholders of record at the close of business on March 15, 2019.

Further, the Company also announced its first Investor Day Conference, which will be held in New York City in May 2019 to provide more detail on its plans for long-term growth and value-creation.

Leadership Promotions

Daniel Schwartz, who was the Chief Executive Officer of Burger King in 2013 and has been the Chief Executive Officer of RBI since its formation in 2014, has been promoted to Executive Chairman of RBI and Co-Chairman of RBI’s Board of Directors, and will also take a more active role as a Partner at 3G Capital. Daniel will remain deeply involved in the RBI business and will continue to focus on talent acquisition, capital allocation and major strategic initiatives. Daniel, who has served as Chief Financial Officer and Chief Executive Officer over the past 8 years, has been instrumental in the creation of RBI through the acquisitions of Burger King in 2010, Tim Hortons in 2014 and Popeyes Louisiana Kitchen in 2017.

Jose Cil, who has been the President of Burger King since 2014, has been promoted to Chief Executive Officer of RBI. Accelerating the global growth of Burger King, Tim Hortons and Popeyes will be a top priority for Jose in his new role, in addition to delivering an exceptional guest experience, increasing franchisee profitability and building the power of our restaurant brands with our guests. Jose has been with Burger King for over 18 years and has driven the growth of the brand to more than $20 billion in system-wide sales and more than 17,000 restaurants in over 100 countries and territories across the globe.

Josh Kobza has been promoted to Chief Operating Officer of RBI following seven years as an executive in the business, including as Chief Financial Officer from 2013 through 2017 and as Chief Technology & Development Officer in 2018. As the head of global development, he has set up many of the international franchise partnerships that have supported the Company’s growth in recent years and he was also responsible for leading the acquisitions of Tim Hortons in 2014 and Popeyes Louisiana Kitchen in 2017. In his new role, Josh will continue to oversee the establishment of new international franchise partnerships as well as the implementation of the Company’s technology initiatives, and will now also ensure that RBI’s various operational teams best support the global growth of the Company’s three brands.

Today’s announced leadership changes are effective immediately. Daniel will work closely with Jose over the next few months to ensure a smooth transition and neither Daniel nor the Partners at 3G Capital intend to sell shares in the Company, reflecting their continued optimism of the long-term outlook for the business.

“I am very proud of the talented team that we have built at RBI,” said Daniel Schwartz, Executive Chairman of RBI. “This is a natural transition of roles for all of us, and reflects how we were already beginning to operate the business day-to-day. I have great optimism for what I believe our team will achieve, and we are looking forward to sharing further details with the investment community later this year.”

“I’m excited by the challenge of this new role and I’m thankful to Daniel and my other partners for the vote of confidence to lead RBI on our next journey of growth,” said Jose Cil, Chief Executive Officer of RBI. “We have three amazing brands, a talented team with an ownership mindset, and passionate, dedicated franchisees that I believe will help us accelerate our long-term growth around the world. Profitable owners and happy guests are the bedrock of our business and I look forward to continuing to grow franchisee profitability and provide our guests an exceptional brand experience when they visit our restaurants.”

“I am proud to have been involved in the creation of what RBI is today, and I share the team’s enthusiasm for what the future holds for the business,” said Josh Kobza, Chief Operating Officer of RBI. “I look forward to supporting the growth of our three strong brands, including by attracting and retaining top talent, ensuring excellence in our supply chain and business services, establishing new franchise partnerships with best-in-class operators, and driving the evolution of our digital and technology agenda.”

Pre-Release of Fourth Quarter and Full Year Comparable Sales and Net Restaurant Growth

Consolidated Operational Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net Restaurant Growth
TH	2.1%	2.9%	2.1%	2.9%
BK	6.1%	6.5%	6.1%	6.5%
PLK	7.3%	6.1%	7.3%	6.1%

Consolidated	5.5%	5.8%	5.5%	5.8%
System Restaurant Count at Period End
TH	4,846	4,748	4,846	4,748
BK	17,796	16,767	17,796	16,767
PLK	3,102	2,892	3,102	2,892

Consolidated	25,744	24,407	25,744	24,407

Comparable Sales
TH	1.9%	0.1%	0.6%	(0.1)%
BK	1.7%	4.6%	2.0%	3.1%
PLK	0.1%	(1.3)%	1.6%	(1.5)%

KPIs by Home Market
Comparable Sales
TH – Canada	2.2%	0.8%	0.9%	0.2%
BK – US	0.8%	5.1%	1.4%	2.5%
PLK - US	(0.1)%	(2.5)%	0.9%	(2.2)%

Note: Comparable sales are calculated on a constant currency basis and include sales at franchise restaurants and company-owned restaurants. For the twelve months ended December 31, 2017, PLK figures are shown for informational purposes only.

Investor Day Conference in May 2019

The Company will host its first Investor Day Conference in New York City in May 2019 to outline its plans to deliver long-term value creation for its stakeholders. The Investor Day Conference will be made available via live webcast and in-person participation will be by invitation only. Further details about this conference will be issued by the Company in the coming months.

Investor Conference Call

We will host an investor conference call and webcast at 8:30 a.m. Eastern Time today, Wednesday, January 23, 2019. The investor call will be broadcast live via our investor relations website at http://investor.rbi.com and a replay will be available for 30 days following the release. The dial-in number is (877) 317-6711 for U.S. callers, (866) 450-4696 for Canadian callers, and (412) 317-5475 for callers from other countries.

About Restaurant Brands International Inc.

Restaurant Brands International Inc. (“RBI”) is one of the world’s largest quick service restaurant companies with more than $30 billion in system-wide sales and over 25,000 restaurants in more than 100 countries and U.S. territories. RBI owns three of the world’s most prominent and iconic quick service restaurant brands – Tim Hortons, Burger King, and Popeyes. These independently operated brands have been serving their respective guests, franchisees and communities for over 40 years. To learn more about RBI, please visit the Company’s website at www.rbi.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s expectations and belief regarding its ability to accelerate global growth, deliver an exceptional brand guest experience, continue to increase franchisee profitability and build the power of its restaurant brands with its guests; its expectations and belief regarding its ability to ensure a smooth transition in connection with the new leadership changes; its expectations and belief that RBI is well-positioned to deliver long-term value creation for its stakeholders; and its expectations and belief regarding its ability to attract and retain top talent, ensure excellence in its supply chain and business services, establish new franchise partnerships with best-in-class operators and drive the evolution of its digital and technology agenda. Other than as required under U.S. federal securities laws or Canadian securities laws, RBI undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof. This press release also contains certain pre-released fourth quarter and full year 2018 operational metrics.

The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s ability to successfully implement its domestic and international growth strategy; risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry; risks related to RBI’s relationship with, and the success of, its franchisees and risks related to RBI’s fully franchised business model; and risks related to RBI’s ability to generate sufficient liquidity to achieve its target total dividend for 2019 and satisfy its debt service and other obligations.

In addition, the fourth quarter and full year 2018 operating metrics contained in this press release are preliminary and represent the most current information available to RBI’s management, as financial closing procedures for the three months ended December 31, 2018 and the year ended December 31, 2018 are not yet complete. RBI’s actual consolidated financial statements for such periods may result in material changes to the operational metrics summarized in this press release (including by any one operational metric, or all of the operational metrics, being below or above the figures indicated) as a result of the completion of normal quarter and year end accounting procedures and adjustments, and also what one might expect to be in the final consolidated financial statements based on the operational metrics summarized in this press release. Although RBI believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, RBI can give no assurance that actual results will not differ materially from these expectations.

Contacts

Investors: investor@rbi.com

Media: media@rbi.com